UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2008
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835

(Commission File Number)	(I.R.S. Employer
Identification No.)

5100 Tennyson Parkway
Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 29, 2008, the principal wholly-owned operating subsidiary of Denbury Resources Inc. (NYSE: DNR), Denbury Onshore, LLC, exercised its option to purchase from a subsidiary of Venoco, Inc. (NYSE: VQ) the Hastings Field near Houston, Texas, a potential tertiary oil field. The Option Agreement that provides the terms for the purchase of these assets upon exercise of the option was entered into by the parties on November 1, 2006.
The purchase will include all of Venoco’s interest in Hastings Field, less a 2% override and a 25% reversionary interest following payout, as defined in the Option Agreement. The purchase price is yet to be determined and is subject to negotiation or prescribed contractual formula as determined by an independent engineering firm as discussed in more detail below. Venoco has a working interest of approximately 89% in the West Hastings Unit and near 100% in East Hastings Field.
Venoco has the option to receive either cash or a production payment for the purchase of the assets. The purchase price is to be determined by mutual agreement between the two companies, or failing agreement by December 1, 2008, by following a prescribed contractual formula based upon the present discounted value (PV10 Value) of the field’s proved reserves as determined by the independent engineering firm of DeGolyer and MacNaughton, using year-end 2008 NYMEX forward strip prices for crude oil for the next five years and then the average price of the fifth year thereafter, and actual operating expenses for the prior 12 months. The acquisition will be effective January 1, 2009 and is expected to close in early February 2009. In conjunction with Denbury exercising its purchase option at this time, Venoco has agreed to extend the deadlines for required capital expenditures and commencement of CO2 injections (as detailed below), and certain other contractual requirements, by one year from the original dates included in the Option Agreement.
Denbury is committed to make capital expenditures for development of the West Hastings Unit CO2 flood of $178,674,000 in the aggregate, with minimum cumulative amounts to be spent by the following dates:

December 31, 2010	$26,801,000
December 31, 2011	$71,469,000
December 31, 2012	$107,204,000
December 31, 2013	$142,939,000
December 31, 2014	$178,674,000
If Denbury fails to spend the required amounts by the above dates, Denbury is required to make a cash payment equal to 10% of the cumulative shortfall at each applicable date.
Further, Denbury is committed to injecting at least an average of 50 MMcf/day of CO2 (total of purchased and recycled) in the West Hastings Unit for the 90 day period prior to January 1, 2013. If such injections do not occur, Denbury shall either (1) relinquish its rights to initiate (or continue) tertiary operations and reassign to Venoco all assets previously purchased for the value of such assets at that time based upon the discounted value of the field’s proved reserves using a

20% discount rate, or (2) make an additional payment of $20 million in January 2013, less any payments made for failure to meet the capital spending requirements as of December 31, 2012, and $30 million for each subsequent year (less amounts paid for capital expenditure shortfalls) until the CO2 injection in the Hastings Field equals or exceeds the minimum required injection rate.
We plan to fund the acquisition with proceeds from a proposed sale of our Barnett Shale properties in North Texas, or if such properties are not sold, with bank or other types of debt financing. Any bank financing will likely require an increase in our bank credit line.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Document Name

Exhibit 99.1	Press release dated September 2, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: September 5, 2008	By:	/s/ Phil Rykhoek
	Name:	Phil Rykhoek
	Title:	Senior Vice President and Chief Financial Officer

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